March 3, 2022
To the member/members of
Energea Portfolio 1 LLC (if required), Energea Portfolio 2 LLC,
Energea Portfolio 3 Africa LLC, and Energea Portfolio 4 USA LLC
We are engaged to audit the financial statements of Energea Portfolio 1 LLC (if required), Energea Portfolio 2 LLC, Energea Portfolio 3 Africa LLC, and Energea Portfolio 4 USA LLC (the "Companies') for the year or period since inception ended December 31, 2021. Professional standards require that we provide you with the following information related to our audit. We would also appreciate the opportunity to meet with you to discuss this information further since a two-way dialogue can provide valuable information for the audit process.
Our Responsibility under U.S. Generally Accepted Auditing Standards
As stated in our engagement letter dated March 3, 2022, our responsibility, as described by professional standards, is to express an opinion about whether the financial statements prepared by management with your oversight are fairly presented, in all material respects, in conformity with U.S. generally accepted accounting principles. Our audit of the financial statements does not relieve you or management of your responsibilities. Our responsibility is to plan and perform the audit to obtain reasonable, but not absolute, assurance that the financial statements are free of material misstatement. As part of our audit, we will consider the internal control of the Companies. Such considerations will be solely for the purpose of determining our audit procedures and not to provide any assurance concerning such internal control. We are responsible for communicating significant matters related to the audit that are, in our professional judgment, relevant to your responsibilities in overseeing the financial reporting process. However, we are not required to design procedures specifically to identify such matters.
Planned Scope, Timing of the Audit, and Other
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested.
Our audit will include obtaining an understanding of the Companies and their environment, including internal control, sufficient to assess the risks of material misstatement of the financial statements and to design the nature, timing, and extent of further audit procedures. Material misstatements may result from (1) errors, (2) fraudulent financial reporting, (3) misappropriation of assets, or (4) violations of laws or governmental regulations that are attributable to the Companies or to acts by management or employees acting on behalf of the Companies. We will generally communicate our significant findings at the conclusion of the audit. However, some matters could be communicated sooner, particularly if significant difficulties are encountered during the audit where assistance is needed to overcome the difficulties or if the difficulties may lead to a modified opinion. We will also communicate any internal control related matters that are required to be communicated under professional standards.
We have identified the following significant risks of material misstatement as part of our audit planning:
     - Management override of controls
     - Management's estimate of depreciable useful lives, if applicable
We expect to begin our audit approximately in mid-March 2022 and issue our report on approximately April 30, 2022. Shaun Sheridan, CPA, is the engagement partner and is responsible for supervising the engagement and signing the report or authorizing another individual to sign it.
This information is intended solely for the use of member/members, those charged with governance and, management of Energea Portfolio 1 LLC (if required), Energea Portfolio 2 LLC, Energea Portfolio 3 Africa LLC, and Energea Portfolio 4 USA LLC and is not intended to be, and should not be, used by anyone other than these specified parties.
Very truly yours,
Certified Public Accountants
Hartford, Connecticut
August 3, 2023